Exhibit 18

November 13, 2013

Document Security Systems, Inc. and Subsidiaries

28 East Main Street, Suite 1525

Rochester, NY 14614

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2013, of the facts relating to the change in accounting policy to no longer capitalize and amortize patent defense costs, but rather to expense patent defense costs as incurred. We believe, on the basis of the facts set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Document Security Systems, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2012. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Document Security Systems, Inc. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2012.

Yours truly,

/s/ FREED MAXICK CPAs, P.C.

Buffalo, NY